Exhibit 99.1

SUBSCRIPTION AGREEMENT

FOR

REVEN HOUSING REIT, INC.

COMMON STOCK ($5.75 PER SHARE)

Persons interested in purchasing shares (“Shares”) of common stock, $0.001 par value (“Common Stock“) of Reven Housing REIT, Inc. (the “Company”) must complete and return this Subscription Agreement along with their delivery of the total subscription amount (“Subscription Payment”) via wire, certified or bank cashier’s check. All Subscription Payments shall be made in US Dollars. Subject only to acceptance hereof by the Company, in its discretion, the undersigned hereby subscribes for the number of Shares and at the Subscription Payment amount set forth below. An accepted copy of this Agreement will be returned to the subscriber as a receipt, and the physical stock certificate will be delivered to each subscriber within ten (10) days of the completion of the Minimum Offering, as defined below, or within ten (10) days of the Company’s acceptance of their subscription, whichever is later.

SUBSCRIPTION PAYMENTS - If the Subscription Payment is in the form of a wire transfer, such Subscription Payments shall be made as follows:

U.S. Bank, N.A.

Bank Address: 633 W. 5th Street, 24th Floor, Los Angeles, CA 90071

ABA# 091000022

Acct: 180121167365

Beneficiary: U.S. Bank Trust N.A.

Ref: Reven Housing Escrow

Attn: Georgina Thomas/Jenny Jensen

If the Subscription Payment is in the form of a certified or bank cashier’s check, such Subscription Payment shall be made payable to U.S. Bank Escrow #242840000 and delivered to:

Via Regular Mail:

US Bank Operations Center
ATTN: Jenny Jensen/TFM
Lockbox Services - CM 9705
PO Box 70870
Saint Paul, MN 55170-9705
REF: Reven Housing Escrow #242840000

Via Overnight Delivery:

US Bank

Attn: Jenny Jensen/TFM

1200 Energy Park Drive

Saint Paul, MN 55108

REF: Reven Housing Escrow #242840000

SECURITIES OFFERED - The Company is offering (the “Offering”) a minimum of 500,000 shares (the “Minimum Offering”) and a maximum of 5,000,000 shares (the “Maximum Offering”) of its Common Stock, $5.75 per Share. All funds paid by subscribers in the Offering will be deposited in an escrow account with U.S. Bank, N.A., as escrow holder. Unless subscriptions for Shares for the aggregate gross offering proceeds of $2,875,000 have been received by the escrow holder by October 30, 2015, subject to the Company’s right to extend such date by up to 60 days, and, in addition, by such date the Company has received from the Nasdaq Capital Market notice of its approval of the listing of the Company’s Common Stock upon completion of the Minimum Offering, the Offering will terminate and the escrow agent will promptly return to each subscriber (at the subscriber’s address provided below) all funds provided by such subscriber without interest or deduction. If the Minimum Offering is completed by October 30, 2015, or the Company elects to extend the Minimum Offering for up to an additional 60 days, the Offering will continue until all shares are sold or the Company’s earlier decision to terminate the Offering.

SUBSCRIPTION - In connection with this subscription the undersigned hereby subscribes to the number of Shares shown in the following table.

NUMBER OF SHARES =

Multiply by Price of Shares x $5.75 per Share

Aggregate Subscription Payment = $

Please register the Shares, which I am purchasing in the following name(s):

As (check one)

__Individual	__Tenants in Common	__Existing Partnership
__Joint Tenants	__Corporation	__Trust
__IRA	__Minor with adult custodian under the Uniform Gift to Minors Act

For the person(s) who will be registered shareholder(s):

Signature of Subscriber	Signature of Co-Subscriber

Name of Subscriber (Printed)	Name of Co-Subscriber (Printed)

Address	Address of Co-Subscriber

Address	Address of Co-Subscriber

Telephone Number	Telephone Number of Co-Subscriber

U.S. Social Security or Tax ID Number (if any)	U.S. Social Security or Tax ID Number of Co-Subscriber (if any)

ACCEPTED BY:

Reven Housing REIT, Inc.,

a Maryland corporation

By:

Date:

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